Exhibit 4.25

Description of Registrant’s Securities Registered Under Section 12 of the Securities Exchange Act of 1934

The following description summarizes the material terms of our common stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our articles of incorporation and our bylaws, and to the provisions of applicable Nevada law.

General

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001, of which 146,211,130 shares were issued and outstanding as of September 30, 2022, and 10,000,000 shares of preferred stock, none of which are issued and outstanding.

Our preferred stock and/or common stock may be issued from time to time without prior approval by our stockholders. Our preferred stock and/or common stock may be issued for such consideration as may be fixed from time to time by our Board of Directors. At September 30, 2022, we had no preferred stock issued or outstanding.

Common Stock

We are authorized to issue 400,000,000 shares of common stock, $0.001 par value. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our stockholders. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are not entitled to cumulative voting for election of the Board of Directors.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the security holders. We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities.